BGSF Acquires EdgeRock Technology Partners, a Leader in Information Technology Consulting and Managed Services
Extends Professional Service Offerings

PLANO, Texas - (February 4, 2020) -  BG Staffing, Inc. (NYSE: BGSF), a growing national provider of workforce solutions, announced today that on February 3, 2020 the Company completed the acquisition of EdgeRock Technology Partners for $21.6 million cash, subject to customary purchase price adjustments. BMO Harris Bank, the lead agent, provided financing through BGSF's existing credit facility. Bowstring Advisors acted as exclusive financial advisor to EdgeRock. The acquisition of this leading consulting and managed IT services provider both deepens and expands BGSF’s IT solutions offerings.
EdgeRock reported unaudited revenues of approximately $41 million for fiscal 2019. EdgeRock is the 11th acquisition made by BGSF since 2009 to enhance and expand the Company’s service offerings by resources and capabilities. As is customary for BGSF, the EdgeRock trade name will remain and operate as a separate brand within the BGSF family of companies (with operations in three segments: Real Estate, Professional and Light Industrial).
EdgeRock is a premiere provider of specialized IT consultants in 40 states supported by three regional offices. EdgeRock focuses on the sourcing and placement of technology professionals, specialized in leading software and data ecosystems, including:

•	Enterprise Resource Planning (ERP)

•	Cloud

•	Business Intelligence (BI), and

•	Customer Relationship Management (CRM)
Beth A. Garvey, President and CEO of BGSF, said, “We are thrilled to welcome the expertise and energy of the EdgeRock Technology team into our Professional segment. EdgeRock is a premier brand with an outstanding reputation. It’s synergies and ‘people-first’ approach fit hand-in-glove to support our culture, our mission (to always provide the most excellent support and service to our clients), and our vision as a premier provider of strategic workforce solutions.
“EdgeRock brings a high-quality, diversified client base and adds its unique outsourced solution center (delivering management consulting services, strategic roadmap development, assessments, planning and support work). It also brings multi-year customer contracts with a recurring revenue model,” Garvey concluded.
Matt Murray, Co-Founder and VP Sales, and Tim Gibbons, Co-Founder and VP Delivery, of EdgeRock Technology jointly stated, “We are very excited to become a brand within BG’s impressive portfolio of companies. The synergies within BG’s organization provide tremendous opportunity for EdgeRock to continue to grow as an Enterprise partner to the Fortune 1000 Market and enables our accelerated growth as demand continues.
About EdgeRock Technology Partners
Founded in 2005 by a management team with a combined 100+ years of industry experience, EdgeRock Technology Partners is a premier provider of specialized IT consultants solving mission critical issues for clients nationwide. A nationwide practice, EdgeRock is headquartered in Boston with offices in Boston, Phoenix, and Tampa. We provide proactive and innovative solutions for enterprise and business challenges through our Consulting + Staffing Services and the EdgeRock Solution Center of managed services. For more information on the Company and its services, please visit our website at: https://www.edgerock.com/.

About BGSF
Headquartered in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, Real Estate (apartment communities and commercial buildings), and Light Industrial. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 64th largest U.S. staffing company in the 2019 update and the 45th largest IT staffing firm in 2018. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com

Source: BG Staffing, Inc.